Exhibit 10.11e

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ADDENDUM FIVE

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM FIVE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum Five”) is dated effective as of April 28, 2021, and is entered into between GK Financing, LLC, a California limited liability company (“GKF”), and OSF Healthcare System, an Illinois not for profit corporation, owner and operator of St. Francis Medical Center (“Medical Center”), with reference to the following recitals:

Recitals:

WHEREAS, on February 18, 2000, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, as amended by (i) a certain Addendum to Lease Agreement for a Gamma Knife Unit (incorrectly referenced therein as Addendum Two to Lease Agreement) dated effective as of April 13, 2007 (“Addendum One”); and (ii) a certain Addendum Two to Lease Agreement for a Gamma Knife Unit dated effective as of October 31, 2012 (“Addendum Two”), and (iii) a certain Addendum Three to Lease for a Gamma Knife Unit dated effective as of June 7, 2016 (“Addendum Three”), and Addendum Four to Lease Agreement for a Gamma Knife Unit dated effective as of February 6, 2020 (“Addendum Four”), (such Lease Agreement, as amended by Addendum One, Addendum Two, Addendum Three and Addendum Four is referred to herein as the “Lease”); and

WHEREAS, the parties desire to further amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.	Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.	Cobalt-60 Reload and Software Upgrade.

2.1 Scheduling and Process for the Reload and Software Upgrade. Subject to the terms and conditions set forth herein, GKF shall (i) reload the Equipment with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”) and (ii) upgrade the Equipment’s software to include the Lightning and Remote Planning platforms (“Software Upgrade”). GKF shall be responsible for the costs of the Reload and Software Upgrade. GKF shall use its commercially reasonable efforts to perform the Reload and Software Upgrade by Fourth quarter of 2021, or such other time as mutually agreed to in writing by Medical Center and GKF, subject to availability of Cobalt-60 from the equipment manufacturer, and issuance of all regulatory approvals, permits and/or waivers in a timely manner. The parties acknowledge that Medical Center may not be able to perform Procedures using the Equipment for approximately four (4) weeks during the Reload and Software Upgrade. GKF makes no representation or warranty to Medical Center concerning the Reload and Software Upgrade, and GKF shall have no obligation or liability to pay any changes to Medical Center resulting therefore, including without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Reload and Software Upgrade. Notwithstanding the foregoing, GKF shall use its commercially reasonable efforts to ensure that all benefits under the manufacturer’s or software developer’s warranty shall run to the Medical Center.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.2         Medical Center Personnel and Services. Upon request and as reasonably required by GKF, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction, rigging, and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment. Medical Center shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Reload and Software Upgrade. Notwithstanding anything to the contrary herein, GKF shall be responsible for any costs incurred in providing security in connection with the Reload. Also notwithstanding anything to the contrary set forth herein, the Reload shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center.

2.3         Lender Documentation. GKF, in its sole discretion, may finance its portion of the Reload and Software Upgrade costs in which event, the terms and provisions set forth in Section 11 of the Lease (Ownership/Title) shall apply to the Equipment, Reload and Software Upgrade. In furtherance of the foregoing, and upon request by GKF, Medical Center shall execute and deliver a commercially reasonable form of subordination, attornment, non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Equipment.

2.4          Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Medical Center shall have seven (7) business days to review and validate the results of the Acceptance Tests to confirm that the Equipment meets the manufacturer’s specifications and documentation. If Medical Center fails to respond within such seven (7) business day period, Medical Center may request in writing a one-time seven (7) business days extension from GK. If Medical Center fails to respond within such seven (7) business day period (as may be so extended), Medical Center shall be deemed to have validated and confirmed the results of the Acceptance Tests.

3.         Per Procedure Payment. Effective upon the first procedure after the reload scheduled to occur during Fourth Quarter 2021, the first paragraph of Section 7 of the Lease (as amended by Section 4 of Addendum Three) shall be deleted in its entirety and replaced with the following:

“7. Per Procedure Payments. Medical Center shall schedule use of the Equipment at its sole discretion and shall be obligated to no minimum number of procedures. Commencing from and after the first procedure after the reload scheduled to occur during Fourth Quarter 2021 (the “2021 Per Procedure Rate Adjustment Date”), Medical Center shall pay to GKF a per procedure payment equal to (i) [*****] per procedure for procedures [*****] performed in each year of the Agreement for the use of the Equipment, and (ii) [*****] per procedure for procedures [*****] and above during each year of the Agreement for the use of the Equipment. For purposes of the foregoing per procedure calculation, procedure counts are not cumulative and the procedure count reverts to zero (0) on the 2021 Per Procedure Rate Adjustment Date and on each anniversary date thereafter. As used in this Agreement, the term “procedure” shall mean each individual treatment session (fraction), whether performed on an inpatient or outpatient basis, during which a patient receives treatment, imaging or other procedures, including, without limitation, treatment planning and delivery, imaging and other ancillary services, using the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment. Medical Center shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. Medical Center shall pay the procedures invoiced within thirty (30) days after being invoiced. Interest shall begin to accrue at the rate of one and one-half percent (1.5%) per month on all invoices remaining unpaid after forty-five (45) days.”

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.         Extension of Term of the Agreement. The Term of the Lease is hereby further extended for a period of five (5) years from the first procedure after the Reload scheduled to occur during Fourth quarter 2021. All references in the Agreement to the “Term” or “Initial Term” shall be deemed to refer to the Term, as extended hereby.

5.         Miscellaneous. This Amendment Five may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment Five. This Amendment Five constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

6.         Full Force and Effect. Except as amended by this Amendment Five, all of the terms and provisions of the Lease shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment Five and that of the Lease, the terms and provisions of this Amendment Five shall prevail and control.

IN WITNESS WHEREOF, the parties have executed this Addendum Five effective as of the date first written above.

GKF:		Medical Center:

GK FINANCING, LLC		OSF HEALTHCARE SYSTEM, owner and operator of Saint Francis Medical Center

By:	/s/ Craig K. Tagawa	By:	/s/ Robert C. Sehring
Name:	Craig K. Tagawa	Name:	Robert C. Sehring
Title:	Chief Executive Officer	Title:	Chief Executive Officer